Exhibit 99.1

Span-America Reports Results for First Quarter of Fiscal 2010

Net Income Up 27% to $1.1 Million, or $0.40 Per Share

GREENVILLE, S.C.--(BUSINESS WIRE)--January 28, 2010--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the first quarter ended January 2, 2010. Net income rose 27% to $1.1 million, or $0.40 per diluted share, compared with $887,000, or $0.32 per diluted share, in the first quarter of fiscal 2009.

“Our net income growth benefited from reduced operating costs, including lower administrative expenses and improvements in our manufacturing processes that have resulted in lower material, labor and overhead costs compared with last year,” stated Jim Ferguson, president and chief executive officer of Span-America. “We are pleased with our earnings growth even though our sales were less than the first quarter last year. We are beginning to see some positive signs of renewed demand and expect to report modest sales growth in the coming year based on customer feedback and new product launches planned for fiscal 2010.”

First Quarter Results

First quarter sales totaled $12.2 million and were down 9% compared with $13.4 million in the first quarter of fiscal 2009. The sales decrease was due primarily to lower sales of our private label therapeutic support surfaces provided to a large customer under a contract that expired in April 2009, as disclosed in prior reports. Approximately 97% of the decline in first quarter medical sales was related to the expired contract.

Total medical sales were $8.6 million for the first quarter of fiscal 2010 compared with $9.8 million in the first quarter last year. Sales of therapeutic support surfaces, our largest product line in the medical group, declined 15% to $5.5 million in the first quarter of fiscal 2010 from $6.4 million in the first quarter last year. Excluding the effect of the private label sales decline, total sales of therapeutic support surfaces would have increased by 2% compared with the first quarter of fiscal 2009. Our strongest sales performance within the therapeutic support surface group came from our PressureGuard® APM2® and Geomattress® product lines.

“We had mixed sales performance from our other medical product lines in the first quarter,” continued Mr. Ferguson. “We expect sales to improve this year as the economy strengthens and we benefit from new product introductions that will include patient positioners, overlays, seating products, bedside safety mats and therapeutic support surfaces.”

Sales comparisons in our overlay, positioner and seating product lines were unfavorable in the first quarter primarily due to higher-than-usual volume in last year’s first quarter when some customers were buying ahead of a January 1, 2009 sales price increase. Mattress overlays declined 14%, patient positioner sales were down 22%, and sales of seating products decreased by 10% compared with the first quarter of fiscal 2009. These declines were partially offset by increases in sales of Selan skin care products and our new Risk Manager bedside safety mat. Selan sales were up by 26%, and Risk Manager sales reached $273,000 in the first quarter this year compared with minimal sales in the first quarter last year when the product line was first introduced.

Custom products segment sales held steady at $3.6 million compared with the first quarter of last year. Consumer sales increased 6% to $3.0 million while sales of industrial products were down 19% to $627,000 compared with the first quarter of fiscal 2009.

The growth in consumer sales came from new customers added in the last half of fiscal 2009 and increased volume with Wal-Mart, our largest consumer customer. Industrial sales continued to be affected by the soft economy and its effect on the water sports, automotive and packaging markets, our largest customers for industrial products.

“This is only the second time in the past six quarters that we have had a sequential quarterly increase in sales of industrial products,” continued Mr. Ferguson. “First quarter industrial sales were up almost 9% from the fourth quarter of fiscal 2009. Our industrial sales have historically been a good leading indicator of the economy, and we are encouraged by growth in the latest three months.”

First quarter gross profit was level at $4.7 million; however, gross margin rose to 38.3% in the first quarter of fiscal 2010 compared with 35.0% in the first quarter last year. The increase in gross margin was the result of productivity gains that led to lower manufacturing costs and a more profitable product mix within the medical and custom products segments.

Selling and marketing expenses declined 6% during the quarter due to lower sales commissions and small reductions in various other expense line items. R&D expenses rose 32% compared with the first quarter of last year due to continued product development efforts in the medical segment. Administrative expenses declined by 26% due mainly to a swing in costs associated with the cash value of corporate-owned life insurance from an expense of $146,000 in the first quarter of fiscal 2009 to income of $76,000 in the first quarter of fiscal 2010. Each quarter, increases in the cash value of life insurance are recorded as non-cash reductions in administrative expenses. Conversely, cash value decreases are booked as non-cash administrative expenses. The net reductions in selling and administrative expenses helped drive operating income up 24% to $1.7 million in the first quarter compared with $1.3 million in the first quarter last year.

Similarly, first quarter net income rose 27% to $1.1 million, or $0.40 per diluted share, compared with $887,000, or $0.32 per diluted share, in the first quarter last fiscal year. The increase in earnings in the first quarter was the result of reductions in manufacturing, selling and administrative expenses.

Outlook for Fiscal 2010

“We are pleased with the progress we have made in improving our manufacturing efficiencies over the past year,” commented Mr. Ferguson. “These programs have been responsible for reductions in material scrap rates, labor and overhead costs that have improved our operating profit and expanded our gross margin. We expect to leverage these manufacturing efficiency gains as our medical and custom products sales increase.

“Based on input from customers, prospects and our sales team, we are just now beginning to see signs of strength returning to our markets,” said Mr. Ferguson. “We are not able to accurately predict when our sales volume might pick up, but we believe we will see gradual sales improvements during the remainder of the fiscal year. We will also continue to focus on earnings performance, being mindful of potential cost increases as the economy gains momentum.

“We are using our excellent cash flows and strong financial condition to invest in research and development projects even though the current economy remains soft,” continued Mr. Ferguson. “We believe our focus on developing new products and upgrading existing products will strengthen Span-America’s competitive position as the economy improves,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol "SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended
	Jan. 2,	Dec. 27,
	2010	2008	% Chg

Net sales	$12,248,700	$13,392,383	-9%
Cost of goods sold	7,562,580	8,702,224	-13%
Gross profit	4,686,120	4,690,159	0%
	38.3%	35.0%

Selling and marketing expenses	2,099,730	2,236,109	-6%
Research and development expenses	223,459	169,613	32%
General and administrative expenses	692,591	938,803	-26%
	3,015,780	3,344,525	-10%

Operating income	1,670,340	1,345,634	24%
	13.6%	10.0%

Non-operating income (expense):
Investment income and other	14,498	2,992	385%
Interest expense	-	(4,620)	100%
Net non-operating income (expense)	14,498	(1,628)	991%

Income from continuing operations before income taxes	1,684,838	1,344,006	25%
Income taxes on continuing operations	556,000	456,000	22%
Income from continuing operations	1,128,838	888,006	27%
	9.2%	6.6%

(Loss) from discontinued operations, net of income taxes	-	(1,465)	100%

Net income	$1,128,838	$886,541	27%

Income from continuing operations per common share:
Basic	$0.42	$0.32	28%
Diluted	0.40	0.32	26%

(Loss) from discontinued operations per common share:
Basic	$-	$(0.00)	100%
Diluted	-	n/a	n/a

Net income per common share:
Basic	$0.42	$0.32	29%
Diluted	0.40	0.32	26%

Dividends per common share	$0.10	$0.09	11%

Weighted average shares outstanding:
Basic	2,715,401	2,742,081	-1%
Diluted	2,831,459	2,810,985	1%

Supplemental Data
Depreciation expense included in continuing operations	$182,948	$182,815	0%
Amortization expense included in continuing operations	18,776	21,670	-13%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Jan. 2,	Oct. 3,
	2010	2009
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$1,754,544	$1,263,944
Securities available for sale	4,403,746	3,703,839
Accounts receivable, net of allowances	6,364,187	6,305,430
Inventories	3,512,425	3,909,318
Deferred income taxes	997,000	997,000
Prepaid expenses	145,813	101,835
Total current assets	17,177,715	16,281,366

Property and equipment, net	6,053,981	6,158,977
Goodwill	1,924,131	1,924,131
Other assets	2,504,330	2,470,077
	$27,660,157	$26,834,551

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,254,171	$1,679,822
Accrued and sundry liabilities	4,121,747	3,743,968
Total current liabilities	5,375,918	5,423,790

Deferred income taxes	129,000	129,000
Deferred compensation	697,147	708,421
Total long-term liabilities	826,147	837,421

Total liabilities	6,202,065	6,261,211

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,715,101 (Jan. 2, 2010) and 2,712,310 (Oct. 3, 2009)	807,258	792,466
Additional paid-in capital	632,186	619,460
Retained earnings	20,018,648	19,161,414
Total shareholders' equity	21,458,092	20,573,340

	$27,660,157	$26,834,551

Note: The Balance Sheet at October 3, 2009 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson
President and Chief Executive Officer
864-288-8877, ext. 6912